EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE March 26, 2012

FOR IMMEDIATE RELEASE
May 18, 2012

DAVID L. PUGH JOINS NN, INC. BOARD

Johnson City, Tenn, May 18, 2012 – NN, Inc. (Nasdaq: NNBR) today announced that David L. Pugh was elected to its Board of Directors at the May 17, 2012 Annual Meeting.  Mr. Pugh, age 63, retired in 2011 as President, Chief Executive Officer and Chairman of the Board of Applied Industrial Technologies (AIT:NYSE), a leading distributor of industrial products and services.

Roderick R. Baty, Chairman of the Board and Chief Executive Officer commented, “We are delighted to announce the addition of Dave to the NN, Inc. Board of Directors.  Dave’s accomplished career includes various executive management positions in international industrial companies as well as specialized operational experience in global bearing distribution.  This diverse experience will be invaluable to NN as we continue to execute our strategic growth plan.”

Mr. Pugh joined Applied in 1999 as President and Chief Operating Officer and served as Chairman and Chief Executive Officer from 2000 until his retirement in 2011.  Prior to joining Applied, Mr. Pugh served as Senior Vice President of the Industrial Control Group of Rockwell International Corporation, a provider of industrial automation control and information solutions, which he joined in 1994.  Previous to joining Rockwell, Mr. Pugh held various positions in sales, marketing and operations at Square D Company and Westinghouse Electric.  He currently serves on the board of directors of Hexcel Corporation, a publicly held company and a leading producer of advanced composites, as well as the board of directors of R.W. Beckett Corporation, a premiere manufacturer of oil and gas burners.

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.